EXHIBIT 99.1

Repros Receives Official FDA Minutes for Androxal(R) Phase 3 Meeting Held on May 9, 2012

  Company Believes Minutes Confirm FDA Requirements for NDA
  Pending Enrollment, Repros Believes NDA Can be Submitted 4Q 2013/1Q 2014

THE WOODLANDS, Texas, June 18, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has received the official FDA minutes of the meeting held on May 9th to discuss the pivotal and safety studies that will be required to be completed before an NDA for Androxal® can be submitted. The FDA minutes confirm that the specifics for the pivotal studies will be defined under a Special Protocol Assessment ("SPA"). The Company resubmitted the SPA on May 22nd and made an announcement on that same day. PDUFA requirements ensure that the FDA will respond within 45 calendar days of submission.

The minutes also stated a safety exposure requirement of 100 men for one year and 800 men for 6 months are necessary for the NDA submission. Depending on enrollment in the already planned studies, the Company believes it could submit the NDA in late 2013 or in the first quarter of 2014.

The Company believes over 100 men from previous or ongoing studies will have received Androxal for at least a year by late summer. In addition, the Company has been enrolling men into a 500 subject open label safety study at 31 sites in the US. Repros continues to believe Androxal is safe and effective. Supporting this belief, completed studies comparing Androxal to approved topical gels demonstrate Androxal's efficacy to be equivalent or greater than the gels, with fewer men withdrawing from the Androxal group due to adverse events than men in the gel group.

Joseph Podolski, President and CEO of Repros, commented, "We are grateful for the quick turnaround of the official meeting minutes by the FDA. The official meeting minutes are consistent with our understanding and encourage us that the SPA review process should not be lengthy, although some additional information may be requested."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer